EXHIBIT - 10.13

      New Agreement dated July 30, 2001 re: Consultancy arrangements with Robert Petty and option to acquire an equity interest in ROO Media Corporation, Inc, an affiliate of Mr. Petty.


              July 30, 2001


              Mr. Robert Petty
              Petty Consulting, Inc.


                  Re: I.T. Technology, Inc. (the "Company") - Agreements with Robert Petty & certain of His Affiliates

              Dear Mr. Petty:

                           Reference is made to the Consulting Agreement between
              the Company and Petty Consulting, Inc. ("Consultant") dated January 17, 2000, as amended by an amendment thereto dated November 14, 2001 (collectively, the "Petty Consulting Agreement"). The Petty Consulting Agreement terminated in accordance with its terms on January 17, 2001 (the "Termination Date"); however, the parties acknowledge and agree that Consultant continued to render services to the Company after the Termination Date pursuant to an unwritten understanding which was terminable by either party at any time (the "At Will Consultancy"). At this time, the Company and Consultant desire to both restructure and formalize the consultancy arrangement on a prospective basis. Consequently, the parties hereto have agreed as follows:

                           1. Effective as of the date hereof, the At Will
              Consultancy and all other arrangements or agreements between Consultant, the Company and/or any affiliated entities therewith (the "Other Agreements"), including VideoDome.com Networks, Inc. ("VideoDome"), shall terminate and be of no further force and effect. In that regard, Consultant acknowledges that it has received all fees, expenses and other consideration due it with respect to the At Will Consultancy and the Other Arrangements, with the sole exception of a balance of $8,000, due and outstanding from VideoDome for past services, which shall be paid at a mutually agreeable future date to be determined by VideoDome and Consultant.

                           2. Notwithstanding the termination of the At Will
              Consultancy, effective as of the date hereof, Consultant agrees to cause Robert Petty to continue to render such consultancy services to the Company and VideoDome or any of their affiliated entities, as they may in their sole discretion request from Consultant ("Additional Consultancy Services") for a period of up to one year from the date hereof or such longer period as the Consultant and the Company may agree to (the "Renewed Consultancy Period"); provided, however, the Company may elect to terminate the Additional Consultancy Services at any time by notice to Consultant.

                           3. As full compensation for the Additional
              Consultancy Services, Consultant agrees to receive only the following as compensation: the Company's grant to the Consultant's designee, Robert Petty ("Petty"), of options to purchase Seven Hundred and Fifty Thousand (750,000) fully-vested shares of the Company's common stock at a purchase price of Ten Cents ($.10) per share. Said options shall expire two (2) years from the date of hereof and shall contain such other terms and conditions as set forth in that certain Stock Option Agreement between Petty and the Company dated as of the date hereof (the "Consultant Option Agreement"). In connection with the foregoing, Petty agrees that the Option Agreement between Petty and the Company entered into as of October 20, 2000 shall terminate effective as of the date hereof and shall no longer be of any force or effect.

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                           4. Notwithstanding anything to the contrary contained
              herein, the Company hereby acknowledges and agrees that Consultant and Petty shall be entitled to resell VideoDome products and services through an affiliated entity, ROO Media Corporation, a Delaware corporation ("ROO"), subject to the negotiation and execution of a mutually acceptable agreement between VideoDome and ROO (ROO VideoDome Agreement"). The Company and Bickhams will, if their circumstances warrant, agree to make available to ROO an agreed upon amount of office space and secretarial support at their costs or such other terms as agreed upon by the parties from time to time.

                           5. In addition, for the consideration set forth
              below, the Company hereby grants to ROO or its nominee, options to purchase an additional Five Hundred Thousand (500,000) shares of the Company's common stock (the "ROO Options") at an exercise price of Ten Cents ($.10) per share. The ROO Options shall: (i) have a term which expires upon the first to occur of: (a) two years from the vesting date thereof or (b) three years from the date hereof; (ii) the ROO Options shall vest and become exercisable as follows: (a) options to purchase Two Hundred and Fifty Thousand (250,000) shares shall vest and become exercisable on the date hereof and (b) options to to purchase an additional Two Hundred and Fifty Thousand (250,000) shares shall vest and become exercisable upon the exercise of the "Bickhams Option, " described below and if the Bickhams option terminates without being exercised, the options to purchase these additional 250,000 shares shall automatically terminate; and.(iii) contain such other terms and conditions as set forth in that certain Stock Option Agreement between ROO and the Company dated as of the date hereof (the "ROO Option Agreement"). In consideration for the grant of the ROO Option, ROO hereby grants to the Company's affiliate, Bickhams Media, Inc.("Bickhams") a one year option to acquire an equity interest equivalent to Twenty Five percent (25%) of ROO's or its successor entity's existing equity on a fully-diluted basis as of the date of this Agreement (the "Bickhams Option") for no additional payment or other consideration. ROO further agrees that: (a) either for a period of 12 months from the date hereof or
              (b) whilst the Bickhams Option remains unexercised, it shall not issue any shares, options or other instruments that will cause a dilution to Bickham's potential equity interest of Twenty Five percent (25%) of ROO's or its successor entity's equity, without the prior approval of Bickhams, which shall not be unreasonably withheld. Until Bickhams elects to formally exercise the Bickhams Option, which may be accomplished solely by the delivery of written notice thereof to ROO, Bickhams shall not be deemed to own any of the outstanding equity of ROO.

              Nothing contained herein, nor the exercise of the Bickhams Option shall obligate Bickhams, the Company or any of their respective affiliates to provide any funding or shall be deemed to infer any operational or managerial supervision, oversight or control of ROO by Bickhams, the Company or any of their respective affiliates. In addition, ROO and Petty agree that upon the exercise of the Bickhams Option, Bickham's ownership of any equity interest in ROO shall be maintained as a free-carried interest, with no contributions required. In connection with the foregoing, ROO and Petty agree to indemnify and hold harmless Bickhams, the Company or any of their respective affiliates against any claims, losses, liabilities, damages and judgments arising out of or relating to the Bickhams Option or Bickham's ownership of any equity in ROO, if applicable.

                           6. ROO, Consultant and Petty, on their own behalf and
              on behalf of their respective affiliates (collectively, "Petty Affiliate") further covenant and agree that until twelve (12) months after the last to occur of: (i) the expiration of the Renewed Consultancy Period; (ii) the expiration of the ROO Option or (iii) the expiration of the of the Roo VideoDome Agreement, if executed, not to compete in any way with the business or prospects of the Company, VideoDome or any of their respective affiliates. For the purposes hereof such "competition" shall include, but is not limited to, the solicitation of orders, business, opportunities or capital from any entity which was initially introduced to any Petty Affiliate by the Company, VideoDome or any of their respective subsidiaries or affiliates.

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                           7. ROO, Consultant and Petty on their own behalf and
              on behalf of the Petty Affiliates, further covenant and agree that Sections 7(b) and 7(c), 11 and 12(a)-(m) and 12(o)-(q) of the Petty Consultancy Agreement, shall remain in full force and effect and agree to be bound by the terms thereof. Except for the aforementioned sections, the Petty Consultancy Agreement shall hereby be terminated, null and void.

                           8. This Agreement, the ROO Options, the Consultant
              Options and the Bickhams Options constitutes the complete understanding of the parties with respect to the subject matter hereof and supercedes all other arrangements, understandings and agreements between the parties.

                           If the foregoing accurately summarizes your
              understanding, please indicate so by dating and executing a copy of this letter where indicated below and returning a copy to the undersigned.

                                                Very truly yours,

                                                I.T. TECHNOLOGY, INC.

                                                By: /s/ Levi Mochkin
                                                      Levi Mochkin
                                                Its:  Chief Executive Officer

              PETTY CONSULTING, INC.

              By: /s/ Robert Petty
                  ----------------
                      Robert Petty
              Its:    President

                  /s/ Robert Petty
                  ----------------
                  Robert Petty, an individual

              ROO Media Corporation, Inc.

              By: /s/ Robert Petty
                  ----------------
                      Robert Petty
              Its:    President